EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1837 Contacts: Media - Greg Guest (404) 652-4739 Robin Keegan (404) 652-4713 Investors - Richard Perkins (404) 652-4721

Date: Sept. 23, 2003

GEORGIA-PACIFIC AGREES TO SETTLE CONTAINERBOARD CLASS ACTION

         ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) today announced it has reached an agreement to settle a class action lawsuit filed against it and other manufacturers of containerboard in the U.S. District Court for the Eastern District of Pennsylvania. The settlement also covers co-defendants International Paper and Weyerhaeuser Company and is subject to court approval, which is expected during the fourth quarter 2003.

         "Based on a careful review of the evidence, we are convinced that Georgia-Pacific did nothing wrong and would not be liable for any damages in this action," said James F. Kelley, Georgia-Pacific executive vice president and general counsel. "We are settling this case because there is always risk when a class is certified in a case in which multiple defendants have been sued for treble damages. Unfortunately, even blameless defendants are sometimes forced to settle such cases."

         The class action was filed in 1999 against several containerboard and packaging manufacturers by purchasers of corrugated sheets and containers, and relates to alleged actions of the defendants from 1993 to 1995.

         Under the terms of the proposed agreement, the three companies would pay approximately $68 million and admit no wrongdoing in return for a dismissal of all claims against them. Georgia-Pacific's share of the proposed settlement, approximately $21 million, will result in an after-tax charge of approximately $13 million (5 cents per share) to third quarter 2003 earnings.

Since the action was filed, certain members of the class have opted out of the case and filed their own actions. Those cases remain pending.

         Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers of tissue, packaging, paper, building products, pulp and related chemicals. With 2002 annual sales of more than $23 billion, the company employs approximately 61,000 people at 400 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific's building products business has long been among the nation's leading suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

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